SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Metagenomi, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

59102M104

(CUSIP Number)

February 9, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐       Rule 13d-1(b)

☐       Rule 13d-1(c)

☒      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 16 Pages

Exhibit Index Contained on Page 15

CUSIP NO. 59102M104	13G	Page 2 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Sozo Ventures - TrueBridge Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 581,577 shares. (1)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 581,577 shares. (1)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	581,577 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.6% (2)
12	TYPE OF REPORTING PERSON*	PN

(1)	All such shares are held of record by Sozo Ventures - TrueBridge Fund II, L.P. (“Fund II”). Sozo Ventures GP II, L.P. (“DGP II”), the general partner of Fund II, and Sozo Ventures UGP II, Ltd. (“UGP II”), the general partner of DGP II, may be deemed to have sole voting and dispositive power with respect to these securities. Phillip Wickham (“Wickham”) and Koichiro Nakamura (“Nakamura”), the directors of UGP II, may be deemed to have shared voting and dispositive power with respect to these securities.

(2)	Based on 37,472,351 Common Shares of Metagenomi, Inc. (the “Issuer”) outstanding as of March 15, 2024, as set forth in the Issuer’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2024 (the “Form 10-K”).

CUSIP NO. 59102M104	13G	Page 3 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Sozo Ventures GP II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 581,577 shares. (1)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 581,577 shares. (1)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	581,577 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.6% (2)
12	TYPE OF REPORTING PERSON*	PN

(1)	All such shares are held of record by Fund II. DGP II, the general partner of Fund II, and UGP II, the general partner of DGP II, may be deemed to have sole voting and dispositive power with respect to these securities. Wickham and Nakamura, the directors of UGP II, may be deemed to have shared voting and dispositive power with respect to these securities.

(2)	Based on 37,472,351 Common Shares of the Issuer outstanding as of March 15, 2024, as set forth in the Form 10-K.

CUSIP NO. 59102M104	13G	Page 4 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Sozo Ventures UGP II, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 581,577 shares. (1)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 581,577 shares. (1)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	581,577 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.6% (2)
12	TYPE OF REPORTING PERSON*	CO

(1)	All such shares are held of record by Fund II. DGP II, the general partner of Fund II, and UGP II, the general partner of DGP II, may be deemed to have sole voting and dispositive power with respect to these securities. Wickham and Nakamura, the directors of UGP II, may be deemed to have shared voting and dispositive power with respect to these securities.

(2)	Based on 37,472,351 Common Shares of the Issuer outstanding as of March 15, 2024, as set forth in the Form 10-K.

CUSIP NO. 59102M104	13G	Page 5 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Sozo Ventures II-S, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 710,817 shares. (1)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 710,817 shares. (1)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	710,817 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.9% (2)
12	TYPE OF REPORTING PERSON*	PN

(1)	All such shares are held of record by Sozo Ventures II-S, L.P. (“Fund II-S”). Sozo Ventures GP II-S, L.P. (“DGP II-S”), the general partner of Fund II-S, and Sozo Ventures UGP II-S, Ltd. (“UGP II-S”), the general partner of DGP II-S, may be deemed to have sole voting and dispositive power with respect to these securities. Wickham and Nakamura, the directors of UGP II-S, may be deemed to have shared voting and dispositive power with respect to these securities.

(2)	Based on 37,472,351 Common Shares of the Issuer outstanding as of March 15, 2024, as set forth in the Form 10-K.

CUSIP NO. 59102M104	13G	Page 6 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Sozo Ventures GP II-S, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 710,817 shares. (1)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 710,817 shares. (1)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	710,817 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.9% (2)
12	TYPE OF REPORTING PERSON*	PN

(1)	All such shares are held of record by Fund II-S. DGP II-S, the general partner of Fund II-S, and UGP II-S, the general partner of DGP II-S, may be deemed to have sole voting and dispositive power with respect to these securities. Wickham and Nakamura, the directors of UGP II-S, may be deemed to have shared voting and dispositive power with respect to these securities.

(2)	Based on 37,472,351 Common Shares of the Issuer outstanding as of March 15, 2024, as set forth in the Form 10-K.

CUSIP NO. 59102M104	13G	Page 7 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Sozo Ventures UGP II-S, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 710,817 shares. (1)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 710,817 shares. (1)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	710,817 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.9% (2)
12	TYPE OF REPORTING PERSON*	CO

(1)	All such shares are held of record by Fund II-S. DGP II-S, the general partner of Fund II-S, and UGP II-S, the general partner of DGP II-S, may be deemed to have sole voting and dispositive power with respect to these securities. Wickham and Nakamura, the directors of UGP II-S, may be deemed to have shared voting and dispositive power with respect to these securities.

(2)	Based on 37,472,351 Common Shares of the Issuer outstanding as of March 15, 2024, as set forth in the Form 10-K.

CUSIP NO. 59102M104	13G	Page 8 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Sozo Ventures III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 600,479 shares. (1)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 600,479 shares. (1)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	600,479 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.6% (2)
12	TYPE OF REPORTING PERSON*	PN

(1)	All such shares are held of record by Sozo Ventures III, L.P. (“Fund III”). Sozo Ventures GP III, L.L.C. (“GP III”), the general partner of Fund III, may be deemed to have sole voting and dispositive power with respect to these securities. Wickham and Nakamura, the managing members of GP III, may be deemed to have shared voting and dispositive power with respect to these securities.

(2)	Based on 37,472,351 Common Shares of the Issuer outstanding as of March 15, 2024, as set forth in the Form 10-K.

CUSIP NO. 59102M104	13G	Page 9 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Sozo Ventures GP III, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 600,479 shares. (1)
	6	SHARED VOTING POWER See response to row 5.
	7	SOLE DISPOSITIVE POWER 600,479 shares. (1)
	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	600,479 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	1.6% (2)
12	TYPE OF REPORTING PERSON*	OO

(1)	All such shares are held of record by Fund III. GP III, the general partner of Fund III, may be deemed to have sole voting and dispositive power with respect to these securities. Wickham and Nakamura, the managing members of GP III, may be deemed to have shared voting and dispositive power with respect to these securities.

(2)	Based on 37,472,351 Common Shares of the Issuer outstanding as of March 15, 2024, as set forth in the Form 10-K.

CUSIP NO. 59102M104	13G	Page 10 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Phillip Wickham
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,892,873 shares. (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER. 1,892,873 shares. (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,892,873 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.1% (2)
12	TYPE OF REPORTING PERSON*	IN

(1)	Consists of (a) 581,577 shares of the Issuer’s Common Stock held by Fund II, (b) 710,817 shares of the Issuer’s Common Stock held by Fund II-S and (c) 600,479 shares of the Issuer’s Common Stock held by Fund III. DGP II, the general partner of Fund II, and UGP II, the general partner of DGP II, may be deemed to have sole voting and dispositive power with respect to the shares directly held by Fund II. DGP II-S, the general partner of Fund II-S, and UGP II-S, the general partner of DGP II-S, may be deemed to have sole voting and dispositive power with respect to the shares directly held by Fund II-S. GP III, the general partner of Fund III, may be deemed to have sole voting and dispositive power with respect to the shares directly held by Fund III. Wickham and Nakamura, the directors of UGP II and UGP II-S, and the managing members of GP III, may each be deemed to have shared voting and dispositive power with respect to these securities.

(2)	Based on 37,472,351 Common Shares of the Issuer outstanding as of March 15, 2024, as set forth in the Form 10-K.

CUSIP NO. 59102M104	13G	Page 11 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Koichiro Nakamura
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Japan
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,892,873 shares. (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER. 1,892,873 shares. (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	1,892,873 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	5.1% (2)
12	TYPE OF REPORTING PERSON*	IN

(1)	Consists of (a) 581,577 shares of the Issuer’s Common Stock held by Fund II, (b) 710,817 shares of the Issuer’s Common Stock held by Fund II-S and (c) 600,479 shares of the Issuer’s Common Stock held by Fund III. DGP II, the general partner of Fund II, and UGP II, the general partner of DGP II, may be deemed to have sole voting and dispositive power with respect to the shares directly held by Fund II. DGP II-S, the general partner of Fund II-S, and UGP II-S, the general partner of DGP II-S, may be deemed to have sole voting and dispositive power with respect to the shares directly held by Fund II-S. GP III, the general partner of Fund III, may be deemed to have sole voting and dispositive power with respect to the shares directly held by Fund III. Wickham and Nakamura, the directors of UGP II and UGP II-S, and the managing members of GP III, may each be deemed to have shared voting and dispositive power with respect to these securities.

(2)	Based on 37,472,351 Common Shares of the Issuer outstanding as of March 15, 2024, as set forth in the Form 10-K.

CUSIP NO. 59102M104	13G	Page 12 of 16

ITEM 1(A).	NAME OF ISSUER

Metagenomi, Inc.

ITEM 1(B).	ADDRESS OF THE ISSUER’S PRINCIPAL EXECUTIVE OFFICES

5959 Horton Street, 7th Floor

Emeryville, California 94608

ITEM 2(A).

NAME OF PERSONS FILING

This Schedule 13G is being filed by Sozo Ventures - TrueBridge Fund II, L.P. (“Fund II”), Sozo Ventures GP II, L.P. (“GP II”), Sozo Ventures UGP II, Ltd. (“UGP II”), Sozo Ventures Fund II-S, L.P. (“Fund II-S”), Sozo Ventures GP II-S, L.P. (“GP II-S”), Sozo Ventures UGP II-S, Ltd. (“UGP II-S”), Sozo Ventures III, L.P. (“Fund III”), Sozo Ventures GP III, L.L.C. (“GP III”), Phillip Wickham (“Wickham”) and Koichiro Nakamura (“Nakamura”). The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

ITEM 2(B).	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The address for each of the Reporting Persons is:

10 California Street

Redwood City, California 94063

ITEM 2(C)	CITIZENSHIP See Row 4 of cover page for each Reporting Person.

ITEM 2(D).	TITLE OF CLASS OF SECURITIES

Common Stock, par value $0.0001 per share.

ITEM 2(E).	CUSIP NUMBER 59102M104

ITEM 3.	Not Applicable.

ITEM 4.	OWNERSHIP

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

CUSIP NO. 59102M104	13G	Page 13 of 16

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not applicable.

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Under certain circumstances set forth in the limited partnership agreements of each of Fund II, Fund II-S, Fund III, DGP II and DGP II-S, the memoranda and articles of association of each of UGP II and UGP II-S, and the limited liability company agreement of GP III, the general partners, limited partners, managing members or directors, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a general partner, limited partner, managing member or director, as the case may be.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.	CERTIFICATION

Not applicable.

CUSIP NO. 59102M104	13G	Page 14 of 16

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 10, 2024

Sozo Ventures - TrueBridge Fund II, L.P.		Sozo Ventures UGP II-S, Ltd.

By:	Sozo Ventures GP II, L.P.,	By:	/s/ Phillip Wickham
	its General Partner		Phillip Wickham, Director

By:	Sozo Ventures UGP II, Ltd.,	By:	/s/ Koichiro Nakamura
	its General Partner		Koichiro Nakamura, Director

By:	/s/ Phillip Wickham	Sozo Ventures III, L.P.
Phillip Wickham, Director
		By:	Sozo Ventures GP III, L.L.C.,
By:	/s/ Koichiro Nakamura		its General Partner
Koichiro Nakamura, Director
		By:	/s/ Phillip Wickham
Sozo Ventures GP II, L.P.			Phillip Wickham, Director

By:	Sozo Ventures UGP II, Ltd.,	By:	/s/ Koichiro Nakamura
	its General Partner		Koichiro Nakamura, Director

By:	/s/ Phillip Wickham	Sozo Ventures GP III, L.L.C.
Phillip Wickham, Director
		By:	/s/ Phillip Wickham
By:	/s/ Koichiro Nakamura		Phillip Wickham, Director
Koichiro Nakamura, Director
		By:	/s/ Koichiro Nakamura
Sozo Ventures UGP II, Ltd.			Koichiro Nakamura, Director

By:	/s/ Phillip Wickham	/s/ Phillip Wickham
	Phillip Wickham, Director	Phillip Wickham

By:	/s/ Koichiro Nakamura	/s/ Koichiro Nakamura
	Koichiro Nakamura, Director	Koichiro Nakamura

Sozo Ventures II-S, L.P.

By:	Sozo Ventures GP II-S, L.P.,
its General Partner

By:	Sozo Ventures UGP II-S, Ltd.,
its General Partner

By:	/s/ Phillip Wickham
Phillip Wickham, Director

By:	/s/ Koichiro Nakamura
Koichiro Nakamura, Director

Sozo Ventures GP II-S, L.P.

By:	Sozo Ventures UGP II-S, Ltd.,
its General Partner

By:	/s/ Phillip Wickham
Phillip Wickham, Director

By:	/s/ Koichiro Nakamura
Koichiro Nakamura, Director

CUSIP NO. 59102M104	13G	Page 15 of 16

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	16

CUSIP NO. 59102M104	13G	Page 16 of 16

exhibit A

Agreement of Joint Filing

The undersigned hereby agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned, and any amendments thereto executed by the undersigned shall be filed on behalf of each of the undersigned without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each is responsible for the timely filing of such statement on Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others of the undersigned, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate or incomplete. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date: May 10, 2024

Sozo Ventures - TrueBridge Fund II, L.P.		Sozo Ventures GP II-S, L.P.

By:	Sozo Ventures GP II, L.P.,	By:	Sozo Ventures UGP II-S, Ltd.,
	its General Partner		its General Partner

By:	Sozo Ventures UGP II, Ltd.,	By:	/s/ Phillip Wickham
	its General Partner		Phillip Wickham, Director

By:	/s/ Phillip Wickham	By:	/s/ Koichiro Nakamura
	Phillip Wickham, Director		Koichiro Nakamura, Director

By:	/s/ Koichiro Nakamura	Sozo Ventures UGP II-S, Ltd.
Koichiro Nakamura, Director
		By:	/s/ Phillip Wickham
Sozo Ventures GP II, L.P.			Phillip Wickham, Director

By:	Sozo Ventures UGP II, Ltd.,	By:	/s/ Koichiro Nakamura
	its General Partner		Koichiro Nakamura, Director

By:	/s/ Phillip Wickham	Sozo Ventures III, L.P.
Phillip Wickham, Director
		By:	Sozo Ventures GP III, L.L.C.,
By:	/s/ Koichiro Nakamura		its General Partner
Koichiro Nakamura, Director
		By:	/s/ Phillip Wickham
Sozo Ventures UGP II, Ltd.			Phillip Wickham, Director

By:	/s/ Phillip Wickham	By:	/s/ Koichiro Nakamura
	Phillip Wickham, Director		Koichiro Nakamura, Director

By:	/s/ Koichiro Nakamura	Sozo Ventures GP III, L.L.C.
Koichiro Nakamura, Director
		By:	/s/ Phillip Wickham
Sozo Ventures II-S, L.P.			Phillip Wickham, Director

By:	Sozo Ventures GP II-S, L.P.,	By:	/s/ Koichiro Nakamura
	its General Partner		Koichiro Nakamura, Director

By:	Sozo Ventures UGP II-S, Ltd.,	/s/ Phillip Wickham
	its General Partner	Phillip Wickham

By:	/s/ Phillip Wickham	/s/ Koichiro Nakamura
	Phillip Wickham, Director	Koichiro Nakamura

By:	/s/ Koichiro Nakamura
Koichiro Nakamura, Director